EXHIBIT 99.1

800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

NW Bio Announces Establishment of Special Committee

And Law Firm To Conduct Independent Investigation of Recent Allegations

BETHESDA, MD, December 8, 2015 – Northwest Biotherapeutics (NASDAQ: NWBO) (“NW Bio”), a U.S. biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today that a Special Committee has been established by the Board of Directors to oversee an independent investigation of recent allegations in an anonymous internet report and a derivative lawsuit which cites the anonymous internet report. The Special Committee has selected a highly experienced independent law firm to lead an Investigation Team to conduct the investigation.

In establishing the Special Committee, the Board authorized the Committee to conduct a full and complete investigation of the allegations in the anonymous report and the lawsuit. As is customary in such matters, the Special Committee is comprised of independent Directors Mr. Jerry Jasinowski and Mr. Robert Farmer.

The Company is also in the process of finalizing the appointment of another independent Director to the Board, as previously announced.

Mr. Jasinowski commented: “As we announced last week, we welcome Mr. Woodford’s recent call for an investigation to address the allegations in a recent anonymous internet report and lawsuit, and we agree with Mr. Woodford that the investigation needs to be fully independent.  We are particularly pleased that after considering various possibilities, we have selected accomplished, experienced, respected and fully independent parties to assist us in the investigation.”

The Special Committee considered various candidates to head the Investigation Team and selected Messrs. Irvin Nathan and Steven Kaplan of Arnold & Porter LLP. Neither Arnold & Porter LLP nor Mr. Nathan or Mr. Kaplan has previously done any work for NW Bio, or otherwise been connected with the Company or its Board or management.

Mr. Nathan’s background includes service in the Justice Department as a Deputy Assistant Attorney General, as well as service as General Counsel for the U.S. House of Representatives, Attorney General of the District of Columbia, Vice Chairman of the D.C. Board of Professional Responsibility and Chair of the Ethics Committee of the D.C. Bar, as well as many years in private practice and extensive experience in conducting investigations.

Mr. Kaplan’s background includes heading the Corporate and Securities law practice of Arnold & Porter LLP, with extensive experience with corporate governance and internal investigations, in addition to securities law compliance, capital markets and mergers and acquisitions.

The Special Committee anticipates that the investigation will get under way in the coming week and will likely take at least 90 days.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM), which is on a partial clinical hold in regard to new screening of patients. GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all types of inoperable solid tumors cancers.  It has completed enrollment in the Phase I portion of the trial. The Company previously conducted a Phase I/II trial with DCVax-L for metastatic ovarian cancer together with the University of Pennsylvania.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  In Germany, the Company has received approval of a 5-year Hospital Exemption for the treatment of all gliomas (primary brain cancers) outside the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ongoing ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing and expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACT

Les Goldman

202-841-7909

lgoldman@nwbio.com